Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated July 7, 2025 in the Registration Statement on Form F-1 under the Securities Act of 1933 with respect to the consolidated balance sheets of Monkey Tree Investment Limited and its subsidiaries (collectively referred to as the “Group”) as of March 31, 2024 and 2025, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows, for each of the two years in the period ended March 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

August 15, 2025